Exhibit 10.47

CONSULTANT AGREEMENT

This Consultant Agreement (the "Agreement") dated June 1, 2015 and between Safety Quick Lighting & Fans Corp., a corporation duly organized under the laws of the state of Florida (together with its subsidiaries and predecessor companies hereinafter referred to as the "Company") and Mark J. Wells (hereinafter referred to as the "Consultant ").

NOW, THEREFORE, the parties hereto agree as follows:

1. Consulting. Company hereby agrees to engage Consultant as an independent sales consultant to the Company and Consultant hereby accepts his role in accordance with the terms of this Agreement.

2. Duties of Consultant. The duties of Consultant shall include the sale and promotion of the Company's products and other sales consulting services as may be assigned by the Company. Consultant shall perform all duties in a professional, ethical and businesslike manner. Consultant shall be required to devote such time to the affairs of the Company as shall be necessary to manage such affairs.

3. Compensation. During the initial term of this Agreement only, Consultant shall be paid compensation as follows:

a)	A sign-on bonus of 100,000 shares of the Company's common stock to vest one year from the date this Agreement is executed.
b)	Incentive compensation ("Incentive Compensation") based on the Gross Revenue (as defined below) generated by Consultant on an annual basis beginning on the Effective Date (as defined hereafter) equal to:
Gross Revenue	Incentive Compensation Rate

$0 to $20,000,000	3.0%
Over $20,000,000	1.5%

Gross Revenue shall mean gross sales less any returns and discounts on products and channels listed in Exhibit A.

Incentive Compensation to be paid quarterly in shares of the Company's common stock at a 20% discount to the closing market price at the end of each respective quarter incentive compensation is due to be paid.

c)	Bonus shares upon the accomplishment on an annual basis beginning on the Effective Date of the following Gross Revenue levels:
Gross Revenue	Bonus Shares
$10,000,000	100,000
$20,000,000	100,000
Every $5,000,000 thereafter	50,000

For the purpose of example only, if Consultant were to generate $25,000,000 in Gross Revenue the Consultant would be entitled to receive 300,000 shares of the Company's common stock (100,000 shares for the first $10,000,000; 100,000 for the second $10,000,000 and 100,000 for the two additional $5,000,000 levels achieved).

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d)	Options (the "Incentive Options") to purchase 500,000 shares of the Company's common stock will be granted to Consultant on the Effective Date (as defined hereafter), and the Inventive Options will vest to Consultant upon the achievement of each $5,000,000 in Gross Revenue (the "Revenue Hurdle") generated by the Consultant. The exercise price of each Incentive Option grant will be based on the closing market price on the day of grant. In the event that the market price of the Company's common stock is below the exercise price determined at the date of grant, the Consultant will have the option to re-price the Incentive Options to the lower of grant price or market price. Upon the vesting of Incentive Options (the "Vesting Date"), the Company will grant additional Incentive Options to purchase 500,000 shares of the Company's common stock with an exercise price equal to the closing market price on the day of grant to Consultant, and the new Incentive Options will vest to Consultant upon the achievement of a successive Revenue Hurdle. Each and every Incentive Options vested to Consultant will expire at midnight of the third anniversary of each respective vesting dates.

If, upon the completion of the Company's annual audit by an independent auditor, it is determined that Consultant has been over or under paid, the difference will be included or excluded, as the case may be, in the next Quarterly Incentive Payment.

4. Independent Contractor Status. The parties intend Consultant to be an independent contractor and not an employee, partner, sales representative, franchisee or agent of the Company for any purpose, including but not limited to federal or state tax purposes. Consultant will not incur any indebtedness on behalf of the Company. The Company is not responsible and will not withhold or deduct FICA or taxes of any kind, unless such withholding becomes legally required. None of the benefits provided by an employer to employees, including, but not limited to, compensation insurance and unemployment insurance, are available from the Company to Consultant.

5. Expense Reimbursement. Consultant shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Consultant in the performance of Consultant's duties. Consultant will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

6.  Initial Term. The term of this Agreement shall commence on June 1, 2015 (the Effective Date") and shall continue in effect for a period of two (2) years (the "Initial Term"). Following the expiration of the Initial Term, the Agreement shall be renewed upon the mutual agreement of Consultant and Company.

7. Termination. The Company may terminate Consultant for cause.

a)	Cause shall be defined as:
(i)	An act of fraud, embezzlement, theft or neglect of or refusal to substantially perform the duties of Consultant which is materially injurious to the financial condition or business reputation of the Company;
(ii)	A material violation of this Agreement by Consultant, which is not cured within thirty (30) days after written notice thereof;
(iii)	Consultant death, disability or incapacity;
(iv)	Willful misconduct damaging to the Company, its reputation, products, services or customers;
(v)	Being charged with a felony or a misdemeanor involving moral turpitude.
b)	This Agreement is an At Will Consulting agreement and nothing in the Company's policies, actions, or this document shall be construed to alter the "At Will" nature of Consultant's status with the Company, and Consultant understands that the Company may terminate the Agreement at any time for any reason or for no reason, provided it is not terminated in violation of state or federal law.
c)	This Agreement may be terminated by the Company at its discretion at any time after the Initial Term, provided that in such case, Consultant shall be paid any due but unpaid Incentive Compensation then in effect, and any Incentive Compensation generated on products and channels listed on Exhibit A from customers introduced to the Company by Consultant for a period of twelve (12) months following the Consultant's termination.
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d)	This Agreement may be terminated by Consultant at Consultant's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Consultant pursuant to this subsection, Company may immediately relieve Consultant of all duties and immediately terminate this Agreement, provided that Consultant shall be entitled to any due but unpaid Compensation to the termination date included in Consultant's original termination notice.
e)	In the event Company is acquired, or is the non-surviving entity in a merger, or sells all or substantially all of its assets, this Agreement, all of the provisions and rights provided herein shall survive. The Company shall use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement and all shares grants will vest immediately.

8.  Notices. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Company:
Safety quick Lighting & Fans Corp.

If to Consultant:
Mark J. Wells

9. Final Agreement. This Agreement supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only in writing and that which is duly executed by both parties.

10. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the state of Florida.

11. Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

12. No Assignment. Neither this Agreement nor any or interest in this Agreement may be assigned by Consultant without the prior express written approval of Company, which may be withheld by Company at Company's absolute and sole discretion.

13. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remain

14. Arbitration. The parties agree that they shall use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in the state of Florida, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

********* Signature Page Follows *********

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date above.

CONSULTANT

/s/ Mark J. Wells
Mark J. Wells

SAFETY QUICK LIGHTING & FANS CORP.

/s/ Rani Kohen	/s/ John C. Campi
Rani Kohen, Chairman	John C. Campi, President & CEO

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